Exhibit 99.2
NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com
IMMEDIATE RELEASE
FORD CROSSOVERS CONTINUE TO SHINE IN JULY; OVERALL SALES DECLINE

•	Ford Motor Company’s all-new and redesigned crossovers were up 40 percent in July; year-to-date sales also up 40 percent.

•	Overall sales totaled 195,245, down 19 percent compared with a year ago; daily rental sales were down 57 percent and sales to individual retail customers were down 17 percent.

•	Lincoln registers tenth month in a row of higher retail sales.

•	All-new Ford Expedition gains for the eleventh month in a row; Lincoln Navigator was up 8 percent.

•	Land Rover sales rose 19 percent, reflecting all-new LR2.
DEARBORN, Mich., August 1 — Demand continues to grow for Ford Motor Company’s all-new and redesigned crossover vehicles, but overall sales declined sharply in July.
Total July sales were 195,245, down 19 percent compared with a year ago. Sales to daily rental companies were down 57 percent and sales to individual retail customers were down 17 percent. The company’s crossover utility vehicle sales were up 40 percent in July and year-to-date — the largest increase of any major manufacturer.
“We are encouraged by the progress we have made and consumers’ response to our new products,” said Mark Fields, Ford’s President of the Americas. “At the same time, we know we have a lot of work to do, and July is a sobering reminder of the economic and competitive challenges we face.”
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In July, Ford Edge sales were 9,096 and Lincoln MKX sales were 2,870. Edge recently was recognized as the industry’s top performing new vehicle in J.D. Power and Associates’ 2007 Automotive Performance, Execution and Layout Study (APEAL).
Sales for the redesigned 2008 model Ford Escape and Mercury Mariner crossovers were higher in July. Escape sales were 12,440, and Mariner sales were 2,534, both up 2 percent compared with a year ago.
Sales for the new Ford Expedition (up 22 percent) and Lincoln Navigator (up 8 percent) also were higher than a year ago. Expedition sales were up for the eleventh consecutive month.
The Lincoln brand posted its tenth month in a row of higher retail sales (although total sales were lower reflecting lower fleet sales). In the first six months of 2007, Lincoln sales were 15 percent higher than the same period a year ago — the largest increase of any luxury brand. Lincoln’s rebound reflects the new Lincoln MKX crossover, the new Lincoln MKZ sedan and the redesigned Navigator.
Land Rover dealers reported a 19 percent sales increase in July, reflecting the addition of the all-new LR2 crossover.
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